Exhibit 99.1

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

Contact: Raymond Martz, Vice President of Finance & Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS THIRD QUARTER RESULTS

RevPAR Increased 11.7 Percent for the Quarter

BETHESDA, MD, October 20, 2004 — LaSalle Hotel Properties (NYSE: LHO) today reported net income of $10.0 million, or $0.35 per diluted share for the quarter ended September 30, 2004, compared to net income of $3.3 million, or $0.15 per diluted share for the prior year period.

For the quarter ended September 30, 2004, the Company generated funds from operations (“FFO”) of $17.8 million versus $12.1 million for the prior year period. FFO for the current quarter includes a contingent litigation expense of $0.9 million associated with the Company’s ongoing litigation with Meridien and related affiliates. On a per diluted share/unit basis, FFO for the third quarter was $0.62 versus $0.56 a year ago.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2004’s third quarter were $28.3 million, up from $18.9 million during the prior year period. The Company’s net income and EBITDA for the current quarter include a $2.6 million gain on the sale of the Omaha Marriott, which was sold on September 15, 2004 and the contingent litigation expense of $0.9 million.

Room revenue per available room (“RevPAR”) for the quarter ended September 30, 2004 increased 11.7 percent versus the same period in 2003. The average daily rate (“ADR”) increased 5.0 percent from the prior year period to $161.11 and occupancy improved 6.3 percent to 75.1 percent. These RevPAR results exclude the Omaha Marriott for the current year and prior year periods as the hotel was sold during the third quarter.

“Our business-oriented hotels again led the portfolio’s strong performance, generating an impressive 18.1 percent RevPAR gain,” noted Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Business and leisure demand remained solid throughout the summer.”

The Company’s hotels generated $27.7 million of EBITDA for the third quarter compared with $24.3 million for the same period last year. Third quarter portfolio-wide EBITDA margins improved 152 basis points (“bps”) from the prior year. EBITDA margins in the quarter increased primarily due to the robust RevPAR growth driven by the five percent ADR improvement.

“The ability of our hotels to increase room rates during the quarter more than offset the continued cost pressures related to labor expenses, health benefits and insurance,” advised Mr. Bortz. “While we believe that constraining these expenses will continue to be an ongoing challenge for our asset managers and hotel operators, we expect that future ADR increases and occupancy growth will more than compensate for these above inflationary cost increases, allowing margins to rise.”

For the nine months ended September 30, 2004, net income applicable to common shareholders decreased to $11.0 million from $29.2 million for the prior year period. RevPAR improved 12.2 percent, as ADR increased 4.3 percent to $153.08, while occupancy improved 7.6 percent to 70.0 percent as compared to the same nine-month period in 2003.

For the first nine months of 2004, the Company’s EBITDA was $61.7 million compared to $75.1 million for the same period in 2003. EBITDA and net income for the current year include the Company’s $2.6 million gain on the sale of the Omaha Marriott and the $0.9 million contingent litigation expense with Meridien and related entities. EBITDA and net income for the prior year include the $37.1 million gain on sale related to the New Orleans Grande Hotel, which was sold during 2003’s second quarter and the combined $2.7 million impairment charge and loss on sale for the Holiday Inn Beachside, which was sold during 2003’s third quarter.

Year-to-date through September 30, 2004, FFO was $38.2 million compared with $19.1 million for the prior year period. The current year FFO includes the $0.9 million contingent litigation expense. The prior year FFO includes the $2.7 million non-cash impairment expense for the Holiday Inn Beachside and the $1.1 million non-cash expense related to the early extinguishment of debt attributable to the sale of the New Orleans Grande Hotel and Holiday Inn Beachside.

For 2004, the Company has plans for total capital investments in its current assets of approximately $40.0 million to $42.0 million, including $18.0 million at Lansdowne Resort (golf course, clubhouse, guestroom refurbishment, lobby and other resort repositioning enhancements), $4.0 million at the Westin City Center Dallas (guestroom bathroom refurbishment, lobby, public area and infrastructure enhancements) and $5.5 million at the Sheraton Bloomington hotel (brand conversion improvements, guestroom, lobby and public area refurbishments). This represents a $3.0 million to $5.0 million reduction from our prior forecast due to a slower pace of cash outflows, with redevelopment work proceeding on schedule.

“The capital investments we completed throughout our portfolio, and most recently at our Holiday Inn on the Hill in Washington, D.C. and the Hotel Viking in Newport, Rhode Island, continue to contribute to healthy increases in our earnings and cash flow,” advised Mr. Bortz. “We continue to be positive about the future returns from our current repositioning programs at Lansdowne Resort, Westin Dallas and Sheraton Bloomington.”

On August 26, the Company executed a $34.4 million secured loan with Wells Fargo Bank at a fixed rate of 4.98 percent. The term of the loan is five years and is collateralized by the Company’s 241-room Hilton Alexandria Old Town Hotel that was purchased on May 28th of this year.

Also in August, the Company increased its senior unsecured credit facility to $300.0 million from $215.0 million and its affiliated lessee revolving credit facility to $25.0 million from $13.0 million.

On September 15, the Company announced the sale of the 299-room Omaha Marriott for $28.5 million. The cash proceeds from the sale were used to reduce the Company’s outstanding debt. In connection with the sale, the Company recognized a gain on sale of $2.6 million, which was recorded in the third quarter.

During the third quarter, the Company accrued a net $0.9 million for contingent legal fees relating to its ongoing litigation with Meridien and related affiliates. As a result of this accrual, the net contingent lease termination liability has a current balance of approximately $2.4 million as of September 30, 2004, which is included in accounts payable and accrued expenses in LaSalle’s consolidated balance sheets. Based on the claims LaSalle has against Meridien, LaSalle is and will continue to seek damages and reimbursement of legal fees, and therefore, ultimately any contingent lease termination expense may be adjusted accordingly.

As of the end of the third quarter 2004, LaSalle Hotel Properties had total outstanding debt of $272.3 million, which includes its $13.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $300.0 million unsecured credit facility had no balance outstanding as of September 30, 2004. Interest expense for the quarter was $3.3 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 5.0 times. As of September 30, 2004, total debt to trailing 12-month Corporate EBITDA equaled 3.4 times, one of the lowest in the industry.

Subsequent Events

On October 15, 2004, the Company announced its monthly dividend of $0.08 per common share of beneficial interest for each of the three months of October, November and December 2004. The October dividend will be paid on November 15, 2004 to common shareholders of record on October 29, 2004; the November dividend will be paid on December 15, 2004 to common shareholders of record on November 30, 2004; and the December dividend will be paid on January 14, 2005 to common shareholders of record on December 31, 2004.

2004 Outlook

“We remain encouraged by the continuing improvements in the economy and travel demand,” said Mr. Bortz. “Business transient travel continues to exhibit growth at a healthy pace and leisure travel remains solid. Supply growth remains near ten-year lows. Pricing power is growing and customer mix continues to improve.”

As a result of LaSalle’s strong third quarter performance, the Company now expects its 2004 portfolio RevPAR will increase 9.0 to 9.5 percent, up from the 8.0 to 9.0 percent increase provided in the Company’s prior outlook. The Company’s forecast for fourth quarter RevPAR growth remains at 1.0 to 2.0 percent, which is lower than prior quarter performance due to a number of quarter specific factors, including occupancy displacement associated with major capital projects at Lansdowne Resort, Westin Dallas, Sheraton Bloomington, Chicago Marriott Downtown and Le Montrose. The Company’s forecast for full year 2004 FFO per diluted share/unit is $1.76 to $1.78. Embedded in this forecast is the better than expected third quarter results, offset by $0.03 related to the contingent litigation expense. Additionally, this assumes fourth quarter performance is in-line with the Company’s prior FFO per share/unit forecast of $0.37 to $0.39.

The revised 2004 outlook assumes a steadily recovering economic and travel environment, continued improving performance from the Company’s renovated and repositioned hotels, and no adverse geopolitical events or terrorist acts in the U.S.

Based upon these assumptions, the Company currently expects full year 2004 net income to range from $10.7 million to $11.1 million and EBITDA to range from $77.8 million to $78.2 million. The net income and EBITDA forecast include the $2.6 million gain on sale and $0.9 million contingent litigation expense.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,100 guest rooms in 13 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers the non-GAAP measure of funds from operations (“FFO”) to be a key supplemental measure of the Company’s performance and should be considered along with, but not as an alternative to, net income as a measure of the Company’s operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measurements of performance to be helpful in evaluating a real estate company’s operations. The Company believes that excluding the effect of gains or losses from debt restructuring, extraordinary items, real estate-related depreciation and amortization, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

The Company considers the non-GAAP measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be a key measure of the Company’s performance and should be considered along with, but not as an alternative to, net income as a measure of the Company’s operating performance. Most industry investors consider EBITDA a measurement of performance that is helpful in evaluating a REIT’s operations. The Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA does not represent an amount that accrues directly to common shareholders.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

Raymond Martz, Vice President of Finance, LaSalle Hotel Properties – 301/941-1516

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended September 30,
	2004	2003
Revenues:
Hotel operating revenues:
Room revenue	$44,590	$29,769
Food and beverage revenue	23,323	17,887
Other operating department revenue	6,918	6,035

Total hotel operating revenues	74,831	53,691
Participating lease revenue	7,135	6,958
Other income	18	110

Total revenues	81,984	60,759

Expenses:
Hotel operating expenses:
Room	10,750	7,040
Food and beverage	15,954	12,396
Other direct	3,762	3,192
Other indirect	20,003	14,626

Total hotel operating expenses	50,469	37,254
Depreciation and other amortization	9,977	7,891
Real estate taxes, personal property taxes and insurance	2,980	2,517
Ground rent	1,111	1,147
General and administrative	2,238	1,915
Amortization of deferred financing costs	590	575
Contingent lease termination expenses	850	—
Other expenses	7	11

Total operating expenses	68,222	51,310

Operating income	13,762	9,449
Interest income	64	73
Interest expense	(3,338)	(3,550)

Income before income tax benefit (expense), minority interest, equity in earnings of unconsolidated entities and discontinued operations	10,488	5,972
Income tax benefit (expense)	(558)	55

Income before minority interest, equity in earnings of unconsolidated entities and discontinued operations	9,930	6,027
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(158)	(108)

Income before equity in earnings of unconsolidated entities and discontinued operations	9,772	5,919
Equity in earnings of unconsolidated entities	221	190

Income before discontinued operations	9,993	6,109
Discontinued operations:
Income (loss) from operations of property disposed of, including gain on disposal of assets	3,286	(325)
Minority interest, net of tax	(51)	7
Income tax benefit (expense)	(56)	20

Net income (loss) from discontinued operations	3,179	(298)
Net income	13,172	5,811
Distributions to preferred shareholders	(3,133)	(2,557)

Net income applicable to common shareholders	$10,039	$3,254

Earnings per Common Share - Basic:
Income applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.25	$0.17
Discontinued operations	0.11	(0.01)

Net income applicable to common shareholders after dividends paid on unvested restricted shares	$0.36	$0.16

Earnings per Common Share - Diluted:
Income applicable to common shareholders before discontinued operations	$0.24	$0.16
Discontinued operations	0.11	(0.01)

Net income applicable to common shareholders	$0.35	$0.15

Weighted average number common shares outstanding:
Basic	27,805,183	20,738,660
Diluted	28,351,296	21,197,051

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended September 30,
	2004	2003
Funds From Operations (FFO):
Net income applicable to common shareholders	$10,039	$3,254
Depreciation	9,949	8,192
Equity in depreciation of joint venture	265	255
Amortization of deferred lease costs	11	11
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	158	108
Minority interest in discontinued operations	51	(7)
Net (gain) loss on sale of property disposed of	(2,643)	295

FFO	$17,830	$12,108

Weighted average number of common shares and units outstanding:
Basic	28,223,539	21,163,346
Diluted	28,769,652	21,621,737

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$10,039	$3,254
Interest	3,338	3,605
Equity in interest expense of joint venture	130	148
Income tax (benefit) expense:
Income tax (benefit) expense	558	(55)
Income tax (benefit) expense from discontinued operations	56	(20)
Depreciation and other amortization	9,977	8,222
Equity in depreciation/amortization of joint venture	286	283
Amortization of deferred financing costs	590	836
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	158	108
Minority interest in discontinued operations	51	(7)
Distributions to preferred shareholders	3,133	2,557

EBITDA	$28,316	$18,931

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the nine months ended September 30,
	2004	2003
Revenues:
Hotel operating revenues:
Room revenue	$115,463	$66,132
Food and beverage revenue	63,101	39,294
Other operating department revenue	17,436	11,969

Total hotel operating revenues	196,000	117,395
Participating lease revenue	15,562	17,454
Other income	110	906

Total revenues	211,672	135,755

Expenses:
Hotel operating expenses:
Room	28,755	17,510
Food and beverage	43,618	28,464
Other direct	10,193	6,637
Other indirect	54,765	34,375

Total hotel operating expenses	137,331	86,986
Depreciation and other amortization	28,700	23,485
Real estate taxes, personal property taxes and insurance	8,723	6,777
Ground rent	2,713	2,771
General and administrative	6,351	5,583
Amortization of deferred financing costs	1,657	1,731
Impairment of investment in hotel property	—	2,453
Contingent lease termination expenses	850	—
Other expenses	590	91

Total operating expenses	186,915	129,877

Operating income	24,757	5,878
Interest income	223	197
Interest expense	(9,909)	(9,266)

Income (loss) before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	15,071	(3,191)
Income tax benefit	807	2,857

Income (loss) before minority interest, equity in earnings of unconsolidated entities and discontinued operations	15,878	(334)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(256)	1

Income (loss) before equity in earnings of unconsolidated entities and discontinued operations	15,622	(333)
Equity in earnings of unconsolidated entities	235	307

Income before discontinued operations	15,857	(26)
Discontinued operations:
Income from operations of property disposed of, including gain on disposal of assets	4,745	37,748
Minority interest, net of tax	(72)	(806)
Income tax expense	(180)	(70)

Net income from discontinued operations	4,493	36,872
Net income	20,350	36,846
Distributions to preferred shareholders	(9,399)	(7,672)

Net income applicable to common shareholders	$10,951	$29,174

Earnings per Common Share - Basic:
Income (loss) applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.24	$(0.41)
Discontinued operations	0.17	1.91

Net income applicable to common shareholders after dividends paid on unvested restricted shares	$0.41	$1.50

Earnings per Common Share - Diluted:
Income (loss) applicable to common shareholders before discontinued operations	$0.24	$(0.39)
Discontinued operations	0.17	1.87

Net income applicable to common shareholders	$0.41	$1.48

Weighted average number common shares outstanding:
Basic	26,087,859	19,254,958
Diluted	26,714,754	19,657,100

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the nine months ended September 30,
	2004	2003
Funds From Operations (FFO):
Net income applicable to common shareholders	$10,951	$29,174
Depreciation	28,732	25,106
Equity in depreciation of joint venture	790	758
Amortization of deferred lease costs	34	38
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	256	(1)
Minority interest in discontinued operations	72	806
Net gain on sale of property disposed of	(2,643)	(36,796)

FFO	$38,192	$19,085

Weighted average number of common shares and units outstanding:
Basic	26,510,419	19,679,643
Diluted	27,137,314	20,081,786

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$10,951	$29,174
Interest	9,909	10,944
Equity in interest expense of joint venture	391	441
Income tax benefit:
Income tax benefit	(807)	(2,857)
Income tax expense from discontinued operations	180	70
Depreciation and other amortization	28,813	25,193
Equity in depreciation/amortization of joint venture	879	841
Amortization of deferred financing costs	1,657	2,843
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	256	(1)
Minority interest in discontinued operations	72	806
Distributions to preferred shareholders	9,399	7,672

EBITDA	$61,700	$75,126

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
TOTAL PORTFOLIO
Occupancy	75.1%	70.6%	70.0%	65.0%
Increase/(Decrease)	6.3%		7.6%
ADR	$161.11	$153.36	$153.08	$146.79
Increase/(Decrease)	5.0%		4.3%
REVPAR	$120.95	$108.31	$107.13	$95.47
Increase/(Decrease)	11.7%		12.2%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of September 30, 2004, including the Indianapolis Marriott and Hilton Alexandria Old Town for the Company's period of ownership, and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture. The 2003 operating performance is shown as though Lansdowne Resort and Hotel George were owned for the entire quarter and year to date; The Indianapolis Marriott and Hilton Alexandria Old Town are shown in 2003 for their comparative period of ownership in 2004.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Room	54,407	48,810	138,526	123,292
Food & beverage	26,255	25,052	71,898	67,519
Other	8,310	8,365	20,462	19,922

Total hotel sales	88,972	82,227	230,886	210,733

Expenses
Room	12,145	10,774	33,193	29,919
Food & beverage	17,990	16,899	49,294	46,272
Other direct	4,294	4,198	11,448	11,047
General & administrative	19,093	18,211	54,015	50,368
Management fees	2,934	2,698	7,232	6,730
Fixed expenses	4,863	5,138	14,105	13,597

Total hotel expenses	61,319	57,918	169,287	157,933

EBITDA	27,653	24,309	61,599	52,800

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of September 30, 2004, including the Indianapolis Marriott and Hilton Alexandria Old Town for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The 2003 operating performance is shown as though Lansdowne Resort and Hotel George were owned for the entire quarter and year to date; The Indianapolis Marriott and Hilton Alexandria Old Town are shown in 2003 for their comparative period of ownership in 2004.